EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Updates Southern Delaware Basin Operations

April 11,  2018 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) announced today an update on its Southern Delaware Basin acreage in Pecos County, Texas.

River Rattler #1H

As previously reported, the River Rattler #1H  (44% WI, 33% NRI), our first Wolfcamp B test, was spud in December 2017, was drilled to a total measured depth of 20,710 feet and was recently completed with 50 stages of fracture stimulation in a 10,275 foot lateral. Production began in March 2018 at an initial 24-hour max IP rate of 1,416 Boed (74% oil), making it our best well to date. Since then, after 15 days of full production, the well has averaged 1,345 Boed (74% oil). We continue to identify cost efficiencies in our drilling efforts, as evidenced by the fact that the Ragin Bull #3H, which immediately preceded this well, and River Rattler #1H have taken only 27 days from spud to TMD.

Ragin Bull #2H

The Ragin Bull #2H  (49% WI, 37% NRI), our second Wolfcamp B test, was spud in January 2018, approximately 0.6 miles south of the Ragin Bull #3H and 1.6 miles south of the River Rattler #1H.  The well was drilled to a total measured depth of 20,625 feet; was completed with 59 stages of fracture stimulation in a 10,344 foot lateral and is currently flowing back. This well represents our fastest spud to total depth so far at 26.5 days.

Sidewinder #1H / Gunner #3H

In March 2018, we spud the Sidewinder #1H  (49% WI, 37% NRI), the first of two wells to be drilled from a common pad. The Sidewinder was drilled to a total measured depth of 20,550 feet including approximately 10,500 feet of lateral into the Wolfcamp A horizon just south of the Rude Ram #1H Wolfcamp A completion, which has produced 155 MBoe in nine months. The Gunner well was spud on April 4, 2018 is currently at a vertical depth of 4,700 feet. This well will be a Wolfcamp B test with a 10,000 foot lateral in the same unit as the Gunner #2H Wolfcamp A completion, which so far is our best producing well to date having produced approximately 130 MBoe in six months.  Both wells from this pad are expected to begin completion operations via a zipper frac strategy in June 2018.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company whose business is to maximize production from its shallow offshore Gulf of Mexico properties and onshore properties in Texas and Wyoming, and to use that cash flow to explore, develop, exploit, produce and acquire crude oil and natural gas properties in the Texas and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer